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                                                                    EXHIBIT 1.03

                      FORM OF PRICING RECOMMENDATION LETTER







                             Date: October __, 2002

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
601 West First Avenue
Spokane, Washington  99201-5015

Re:      Pricing Recommendation of Roth Capital Partners, LLC
         Summit Securities, Inc., Offering of up to $50,000,000 in
         Principal Amount of Investment Certificates, Series B and Series B-1

Dear Mr. Sandifur:

         This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in subparagraph (b)(15) of Rule 2720 to the NASD Conduct Rules, as amended ("Rule 2720").

         Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yields on the Investment Certificates, Series B and Series B-1 (which are based upon the computation set forth in Schedules A and B to the Agreement to Act as "Qualified Independent Underwriter" dated October __, 2002, which is filed as Exhibit 1.02 to the registration statement), are no lower than those which we would recommend.

         We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement filed by Summit Securities, Inc. with respect to the above-referenced matter.

                                           Very truly yours,

                                           ROTH CAPITAL PARTNERS, LLC

                                           By:
                                              ----------------------------------

cc: National Association of Securities Dealers, Inc.